Item 28(d)(2)(b)    Schedule A to Advisory Fee Waiver Agreement

Schedule A

THIS SCHEDULE A lists the Funds and their respective Waiver Amounts, as well as the termination date for each Waiver Amount, established pursuant to this Advisory Fee Waiver Agreement:

LAT FUND NAME	ADVISORY FEE WAIVER	AVG. DAILY NET ASSETS OF THE FUND	TERMINATION DATE
Presidential® Managed Risk 2010 Fund	0.10%	All Fund assets	January 28, 2014
Presidential® Managed Risk 2020 Fund	0.10%	All Fund assets	January 28, 2014
Presidential® Managed Risk 2030 Fund	0.10%	All Fund assets	January 28, 2014
Presidential® Managed Risk 2040 Fund	0.10%	All Fund assets	January 28, 2014
Presidential® Managed Risk 2050 Fund	0.10%	All Fund assets	January 28, 2014
Presidential® Managed Risk Moderate Fund	0.10%	All Fund assets	January 28, 2015

The parties hereto have caused this SCHEDULE A to be signed by their duly authorized officers as of the 30th day of August 2013, to be effective in accordance with the dates noted above.

LINCOLN INVESTMENT ADVISORS CORPORATION /s/ Kevin J. Adamson Name: Kevin J. Adamson Title: Vice President	LINCOLN ADVISORS TRUST, on behalf of each of its Funds listed on Schedule A /s/William P. Flory Name: William P. Flory, Jr. Title: Vice President & Chief Accounting Officer